Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT
to
PROSPECTUS DATED APRIL 3, 2009

The attached Current Report on Form 8-K, dated July 21, 2009, was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated April 3, 2009.

The date of this Prospectus Supplement is July 22, 2009.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 21, 2009 (July 17, 2009)

SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway Midlothian, Virginia 23113
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)           On July 17, 2009, the management and Audit Committee of the board of directors of SouthPeak Interactive Corporation (the “Company”), concluded that the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three- and nine-month periods ended March 31, 2009 should no longer be relied upon because of errors in such financial statements.  The errors relate to the Company’s failure to:

•	include in cost of goods sold approximately $297,000 for the production of additional cartridges for a particular videogame; and

•
recognize the existence of a loan due to our chairman, Mr. Terry Phillips, whose funds were provided to prepay for the production of such cartridges since the videogame manufacturer, as a general business practice, requires payment in advance.

The Company intends to file an amendment to its Quarterly Report on Form 10-Q for the three- and nine-month periods ended March 31, 2009 which will explain the errors and provide corrected disclosure.  The Company’s management is assessing the effect of the restatement on the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures.  The Company’s management will not reach a final conclusion on the effect of the restatement on internal control over financial reporting and disclosure controls and procedures until the completion of the restatement process.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with Reznick Group, P.C., the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2009

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz, Chief Executive Officer